Exhibit 2.1

AMENDMENT TO
BUSINESS COMBINATION AGREEMENT

This Amendment (this “Amendment”) to the Business Combination Agreement dated as of October 18, 2025 is entered into by and among Voyager Acquisition Corp., an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Voyager”), and Veraxa Biotech AG, a public limited company organized under the laws of Switzerland (the “Company”). Each of Voyager and the Company are referred to herein, individually, as a “Party” and, collectively, as the “Parties”. Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Original Agreement (as defined below).

WHEREAS, the Parties and Oliver Baumann, an individual, solely in his capacity as representative for the Company Shareholders, entered into that certain Business Combination Agreement, dated as of April 22, 2025 (as may be amended from time to time, the “Original Agreement”); and

WHEREAS, the Parties desire to amend certain terms of the Original Agreement as set forth below;

WHEREAS, Section 12.13 of the Original Agreement provides that the Original Agreement may be amended in whole or in part prior to the Initial Merger Effective Time by written agreement executed and delivered by Voyager and the Company;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendment to Section 10.1(i) of the Original Agreement. Section 10.1(i) of the Original Agreement is hereby amended and restated as follows:

“(i) by either SPAC or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to August 7, 2026 (the “Agreement End Date”).”

2. Amendment to Section 10.3(a) of the Original Agreement. Section 10.3(a) of the Original Agreement is hereby amended and restated as follows:

“(a) In the event that this Agreement is terminated by SPAC pursuant to Section 10.1(f), the Company shall pay to SPAC a termination fee of $12,500,000 (the “SPAC Termination Fee”) within five (5) Business Days following such termination; provided, that to the extent this Agreement is terminated and (i) it is concurrently or subsequently discovered by SPAC or Sponsor that the Company breached Section 6.3 of this Agreement prior to any such termination or enters into any written agreement to participate in an alternative transaction, then in addition any Termination Fee payment owing to SPAC, the Company shall pay to SPAC the greater of (A) $12,500,000 and (B) 1% of the enterprise value of such alternate transaction (“Alternative Transaction Fee” and together with the SPAC Termination Fee, the “Termination Fee”).”

3. Interpretation. Capitalized terms not defined herein shall have the meaning ascribed to them in the Original Agreement. On and after the date hereof, each reference in the Original Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Original Agreement shall mean and be a reference to the Original Agreement as amended by this Amendment.

4. No Further Amendments. Except as expressly set forth herein, the Original Agreement shall remain in full force and effect. This Amendment may not be amended or modified except pursuant to a written agreement by the Parties.

5. Counterparts. This Amendment may be executed by the Parties in counterpart, and the executed counterparts shall be deemed by the Parties as a single executed and binding document and may be delivered by email or facsimile to the Parties and their counsel.

6. Miscellaneous. The provisions of Article XII (Miscellaneous) of the Original Agreement are incorporated herein, mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

VOYAGER ACQUISITION CORP.

By:	/s/ Adeel Rouf
	Name:	Adeel Rouf
	Title:	Chief Executive Officer

VERAXA BIOTECH AG

By:	/s/ Christoph Antz
	Name:	Christoph Antz
	Title:	Chief Executive Officer

SHAREHOLDER REPRESENTATIVE

By:	/s/ Oliver Baumann
	Name:	Oliver Baumann

[Signature Page to Amendment to Business Combination Agreement - Extension]

3